EXHIBIT A
EXECUTIVE OFFICERS AND DIRECTORS OF THE REPORTING PERSONS

The names, present principal occupations or employment and business addresses of the executive officers and directors of the Reporting Persons are set forth below. If no address is given, the executive officer's or director's business address is that of the Reporting Persons. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to the Reporting Persons.

AAC

Name	Present Principal Occupation or Employment; Business Address

Howard M. Lorber	President

Richard J. Lampen	Director; Executive Vice President and Assistant Secretary

J. Bryant Kirkland III	Vice President, Treasurer and Chief Financial Officer

Marc N. Bell	Director; Vice President, Secretary and General Counsel

Vector Group Ltd.

Name	Present Principal Occupation or Employment; Business Address

Howard M. Lorber	Director; President and Chief Executive Officer

Richard J. Lampen	Executive Vice President

J. Bryant Kirkland III	Vice President, Treasurer and Chief Financial Officer

Marc N. Bell	Vice President, Secretary and General Counsel

Ronald J. Bernstein	Director; President and Chief Executive Officer of Liggett Vector Brands LLC and Liggett Group LLC

Bennett S. LeBow	Director; Chairman of the Board and Private Investor

Henry C. Beinstein	Director; Partner, Gagnon Securities LLC, 1370 Avenue of the Americas, New York, NY 10019

Robert J. Eide	Director; Chairman and Chief Executive Officer, Aegis Capital Corp. (a registered broker dealer), 810 Seventh Avenue, New York, NY 10019

Jeffrey S. Podell	Director; Private Investor, 173 Doral Court, Roslyn, NY 11576

Jean E. Sharpe	Director; Private Investor, 350 Cherry Street, Bedford Hills, NY 10507